Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG

September 19, 2017

Krystal Biotech, Inc.

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to Krystal Biotech, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Additional Registration Statement”), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and sale of up to 759,000 shares (the “Additional Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”). The Additional Registration Statement incorporates the Registration Statement on Form S-1 (File No. 333-220085) (the “Original Registration Statement”) originally filed with the Commission on August 21, 2017, as amended, and the related prospectus included therein (the “Prospectus”). The Additional Shares are to be sold by the Company as described in the Original Registration Statement and the Prospectus.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Additional Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Additional Shares will be duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Underwriting Agreement among the Company and the underwriters named therein, a form of which was filed as Exhibit 1.1 to the Original Registration Statement, will be validly issued, fully paid and nonassessable.

Krystal Biotech, Inc.

September 19, 2017

Page Two

This opinion letter has been prepared for use in connection with the Additional Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Additional Registration Statement.

We consent to the use of this opinion as an exhibit to the Additional Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP